Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210
VION PHARMACEUTICALS ANNOUNCES FDA CONCLUSION
HOVON Trial As Designed Does Not Gain SPA Agreement
NEW HAVEN, CT, December 30, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION), announced today that the U.S. Food and Drug Administration (“FDA”) had responded to its Special Protocol Assessment (“SPA”) request to evaluate the Phase III randomized trial HOVON AML 92 sponsored by the Dutch-Belgian Cooperative Group for Hematology Oncology (“HOVON”) of its lead product Onrigin™. The FDA raised concerns with the HOVON trial design as submitted regarding the primary endpoint and study regimen. The modifications requested by the FDA would require a new Phase III trial at significant additional time and expense.
Vion will evaluate whether to file another SPA for an alternative randomized Phase III trial within the next two weeks. In this context, the SPA process is intended to evaluate a Phase III protocol whose data will form the primary basis for an efficacy claim. The Phase III randomized trial in acute myeloid leukemia (“AML”) is in response to the FDA’s complete response letter to Vion’s New Drug Application for Onrigin™ requiring that a randomized trial be conducted to support the approval of Onrigin™ for the treatment of AML.
On December 17, 2009, Vion filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware. Vion has retained the services of Roth Capital Partners, LLC to assist with the sale of the Company and/or its key assets during the Chapter 11 proceeding. Additional information about Vion’s Chapter 11 case is available on the website of the court’s claims agent at www.delclaims.com.
For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in selling its assets or engaging in another transaction in bankruptcy, the FDA not approving Vion’s Special Protocol Assessment for a Phase III randomized trial for Onrigin™ , Vion not obtaining court approval of its motions in the Chapter 11 proceeding pursued by it from time to time, Vion’s ability to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case, Vion’s ability to retain and compensate key executives and other key employees, Vion’s ability to maintain relationships with its licensor and vendors, Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™, delays in the regulatory approval process, particularly for Onrigin™, delays or unfavorable results of drug trials, the need for additional research and testing, including the need for a randomized trial of Onrigin™ prior to regulatory approval, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended September 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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